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                                                                   Exhibit 99.1


NEWS RELEASE

             CELERIS CORPORATION NAME CHANGE EFFECTIVE IMMEDIATELY,
                          TICKER SYMBOL WILL BE "CRSC"

January 29, 1999, Nashville, TN ... Summit Medical Systems, Inc. (NASDAQ: SUMT) today announced that its shareholders have approved its proposal to change the name of the Company to "Celeris Corporation". The contract research services company has chosen the name "celeris", which in Latin means swift or agile, to reflect its mission to provide specialized clinical research services that allow pharmaceutical, biotechnology and medical device companies to bring new products to market quickly. The name change is effective immediately. Celeris Corporation will also change its Nasdaq National Market trading symbol to "CRSC" beginning February 1, 1999.

"We are excited to have completed this next step in our plan to focus on providing high quality clinical research services. The name "celeris" truly does reflect our desire to find new ways to help our clients positively impact time to market," said Barbara Cannon, President & CEO.

Celeris Corporation's service offerings include regulatory consulting and strategy, medical device evaluation, product and manufacturing quality assurance, statistical analysis, and clinical study design. In addition, the Company is expanding its service offerings to include investigative site selection and qualification, clinical monitoring staffing services, data management, and biostatistical consulting.

Contact:          Paul R. Johnson
                  Chief Financial Officer
                  615-341-0223




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